Exhibit 99.2
Galaxy Digital Inc.
Amended and Restated Stock Option Plan

(as amended and restated, effective May 13, 2025)

TABLE OF CONTENTS
Page
1.1    Definitions.    1
1.2    Interpretation.    6
2.    General Provisions.    7
2.1    Administration.    7
2.2    Shares Reserved.    8
2.3    Amendment and Termination.    9
2.4    Compliance with Legislation.    10
2.5    Effective Time and Termination.    11
2.6    Tax Withholdings and Deductions.    11
2.7    Non-Transferability.    12
2.8    Participation in this Plan.    12
2.9    Notice.    13
2.10    Right to Issue Other Shares.    13
2.11    Quotation of Shares.    13
2.12    No Fractional Shares.    13
2.13    Governing Law.    13
2.14    Arbitration.    13
3.    Options.    14
3.1    Grant.    14
3.2    Exercise Price.    15
3.3    Vesting.    15
4.    Exercise & Expiry.    15
4.1    Conditions of Exercise.    15
4.2    Exercise Period.    17
4.3    Termination Date.    17
4.4    Change of Control.    18
4.5    Shares Issued Upon Exercise.    20
5.    Options Granted to U.S. Participants.    21
5.1    Grants to U.S. Participants.    21
5.2    Section 409A of the Code.    21
5.3    Incentive Stock Options.    21

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Galaxy Digital Inc.
Stock Option Plan
1.Interpretation.
1.1Definitions.
For the purposes of this Plan, the following terms have the following meanings:
(a)“Accredited Investor” has the meaning given to that term in Regulation D under the U.S. Securities Act;
(b)“Affiliate” or “Affiliated” means, (i) with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and, (ii) with respect to the Corporation, GDH LP and any Affiliate thereof under clause (i) of this definition;
(c)“Authorized Leave” means any leave of absence (paid or unpaid) approved in writing by the Corporation for a period of more than four (4) weeks that occurs while the Participant continues to be employed as a full-time employee by the Corporation or retained as a fulltime Consultant by the Corporation and includes any parental leave, short term disability or other bona fide paid or unpaid leave of absence or sabbatical period;
(d)“Board” means the board of directors of the Corporation as constituted from time to time, or a committee thereof to which authority has been delegated by the board of directors with respect to any particular functions of the board of directors, as set forth in Section 2.1(c) herein;
(e)“Business Day” means a day, other than a Saturday or Sunday, on which banking institutions in Toronto, Ontario are not authorized or obligated by law to close;
(f)“Cause” means, unless otherwise defined in the offer letter, employment agreement or other written agreement between the Participant and Corporation (or any of its subsidiaries), a Participant’s: (1) conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony; (2) failure to substantially perform Participant’s responsibilities for the Corporation (or any of its subsidiaries) after notice and 30 days to cure (other than such failure resulting from Participant’s Incapacity); (3) material breach of any of the written policies of the Corporation (or any of its subsidiaries); (4) breach of any restrictive covenant applicable to Participant; or (5) gross misconduct or negligence that has or may reasonably be expected to have a material adverse effect on the reputation, business or interests of the Corporation (or any of its subsidiaries);
(g)“Change of Control” means the happening, in a single transaction or in a series of related transactions, of any of the following events;
(i)any transaction (other than a transaction described in clause (ii) below) pursuant to which any person or group of persons acting jointly or in concert acquires the direct or indirect beneficial ownership of securities of the Corporation representing 30% or more of the Fully Exchanged Share Capital; provided that the event described in this clause (i) will not be deemed to be a Change of

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Control (A) by virtue of the ownership, or acquisition, of securities of the Corporation by any person who is (or was) a holder of limited partnership units of GDH LP prior, or pursuant, to the Plan of Arrangement or (B) if the event requires the approval of the shareholders of the Corporation before it can proceed and the event is approved by the shareholders of the Corporation;
(ii)there is consummated an arrangement, amalgamation, merger, consolidation or similar transaction involving (directly or indirectly) the Corporation and, immediately after the consummation of such arrangement, amalgamation, merger, consolidation or similar transaction, the Shareholders of the Corporation (on a Fully Exchanged Basis) immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving or resulting entity in such amalgamation, merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the ultimate parent company that directly or indirectly has beneficial ownership of at least 95% of the combined outstanding voting power of the surviving or resulting entity in such arrangement, amalgamation merger, consolidation or similar transaction, in each case in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Corporation immediately prior to such transaction;
(iii)the sale, lease, exchange, license or other disposition of all or substantially all of the Corporation’s assets to a person other than (A) a disposition to a Person that was an Affiliate of the Corporation at the time of such sale, lease, exchange, license or other disposition or (B) a sale, lease, exchange, license or other disposition to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are beneficially owned by Shareholders of the Corporation (on a Fully Exchanged Basis) in substantially the same proportions as their beneficial ownership of the Fully Exchanged Share Capital immediately prior to such sale, lease, exchange, license or other disposition; or
(iv)any other event or circumstance that the Board determines in its discretion constitutes a “Change of Control”;
(h)“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder;
(i)“Consultant” means, an individual (other than an employee or a director of the Corporation) or company that:
(i)is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Corporation or to an Affiliate of the Corporation, other than services provided in relation to a Distribution;
(ii)provides the services under a written contract between the Corporation or the Affiliate and the individual or the company, as the case may be;
(iii)in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate of the Corporation; and
(iv)has a relationship with the Corporation or an Affiliate of the Corporation that enables the individual to be knowledgeable about the business and affairs of the Corporation;

(j)“Corporation” means Galaxy Digital Inc. (formerly known as Galaxy Digital Holdings Ltd.) or its successors and assigns;
(k)“Date of Grant” means the date on which a particular Option is granted by the Board as evidenced by the Grant Agreement pursuant to which the particular Option was granted;
(l)“Distribution” has the meaning given to that term in the Securities Act (Ontario);
(m)“Effective Time” has the meaning given to that term in Section 2.5;
(n)“Eligibility Requirements” means, with respect to a proposed grant of an Option as of the proposed Date of Grant of the Option, the proposed recipient of the grant is both: (i) a Sophisticated Investor; and (ii) either a Non-U.S. Participant or a person for whom the Corporation is an “eligible issuer of service recipient stock” (within the meaning of Section 409A of the Code, and using the 20% ownership test for determining the existence of a controlling interest), as determined by the Board in its sole discretion;
(o)“Eligible Person” means any director, officer, employee or Consultant of the Corporation or any of its direct or indirect subsidiaries and its Affiliates, in each case, who meets the Eligibility Requirements with respect to an Option as of the Date of Grant of the Option, as determined by the Board in its sole discretion, provided that for Options granted to employees or Consultants, the Board and the proposed grantee of an Option are responsible for ensuring and confirming that the grantee is a bona fide employee or Consultant, as the case may be;
(p)“Exercise Notice” means an election to exercise Options granted to a Participant under this Plan, substantially in the form attached as Exhibit “B” to the Grant Agreement, as may be amended from time to time by the Corporation;
(q)“Exercise Period” means the period from the Vesting Date to the close of business on the Expiry Date during which a particular Option may be exercised in the manner described in Section 4.1;
(r)“Exercise Price” has the meaning given to that term in Section 3.2;
(s)“Expire” means, with respect to an Option, the termination of such Option, on the occurrence of which such Option is void, incapable of exercise and of no value whatsoever; and “Expires”, “Expired” and “Expiry” will have their corresponding meanings;
(t)“Expiry Date” means the date on which an Option Expires;
(u)“Fair Market Value” means, on any particular day, the Market Price of a Share, but if the Shares are not listed and posted for trading on a Stock Exchange at the relevant time, it will be the fair market value of the Share, as determined by the Board acting in good faith, subject to Section 3.2;
(v)“Fully Exchanged Basis” means a notional circumstance where all of the previously issued and outstanding GDH Exchangeable Units have been exchanged for Shares in accordance with the terms of the GDH Exchangeable Units;
(w)“Fully Exchanged Share Capital” means a notional number of issued and outstanding Shares calculated as if giving effect to the exchange of all issued and outstanding GDH Exchangeable Units for Shares in accordance with the terms of the GDH Exchangeable Units;

(x)“GDH Exchangeable Units” means the limited partnership units of GDH LP and Class B voting shares of the Corporation, exchangeable for Shares pursuant to the GDH LP Limited Partnership Agreement (as may be amended from time to time);
(y)“GDH LP” means Galaxy Digital Holdings LP, a Delaware limited partnership or its successors or assigns, as applicable;
(z)“Good Reason” means, unless otherwise defined in the offer letter, employment agreement or other written agreement between the Participant and Corporation (or any of its subsidiaries): (1) a material reduction in a Participant’s base salary or annual target bonus opportunity; (2) a diminution in a Participant’s title, duties or responsibilities; or (3) a relocation of a Participant’s location of employment to more than 35 miles from a Participant’s principal place of employment; provided that any such event will not constitute Good Reason unless (x) the Participant provides the Corporation with written notice of the event giving rise to Good Reason within 30 days following the occurrence of such event, (y) the Corporation (or applicable subsidiary) fails to cure such event within 30 days after receipt of such notice and (z) the Participant terminates his or her employment within 90 days following the occurrence of such event;
(aa)“Grant Agreement” means an agreement between the Corporation and a Participant under which an Option is granted, substantially in the form attached hereto as Schedule “A”, as may be amended from time to time by the Corporation;
(ab)“Incapacity” means the permanent and total incapacity of a Participant as determined in accordance with procedures established by the Board for purposes of this Plan;
(ac)“Incentive Stock Option” means any Option granted under the Plan which is designated in the Grant Agreement (at the time it is granted) as an incentive stock option within the meaning of Section 422 of the Code or any successor thereto and which also satisfies the requirements of such section (including, without limitation, the requirement that the Participant is employed by the Corporation or a “parent corporation” or “subsidiary corporation” of the Corporation (as such terms are defined in Section 424 of the Code));
(ad)“Insider” has the meaning given to that term in the policy manual or rules of the Stock Exchange;
(ae)“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended;
(af)“Knowledgeable Employee” has the meaning given to that term in Rule 3c-5 under the Investment Company Act;
(ag)“Market Price” means, on any particular day, the closing price of a Share on the Primary Stock Exchange the preceding day on which the Shares were traded Notwithstanding the foregoing, the Corporation may convert a Market Price denominated in United States currency to Canadian currency, or vice-versa, at the Bank of Canada daily exchange rate on the day prior to the particular day, and the converted amount shall be the Market Price;
(ah)“Non-Qualified Option” means any Option granted under the Plan to a U.S. Participant which is not an Incentive Stock Option;
(ai)“Non-U.S. Participant” means any Participant that is not a U.S. Participant;
(aj)“Option” means an option to purchase a Share that is granted to an Eligible Person pursuant to the terms of this Plan;
(ak)“Participant” means an Eligible Person to whom an Option has been granted;

(al)“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division or any government, governmental department or agency or political subdivision thereof;
(am)“Plan” means this Amended and Restated Stock Option Plan, as may be amended from time to time;
(an)“Plan of Arrangement” means the plan of arrangement, and any amendments or variations thereto made in accordance with the arrangement agreement dated as of February 14, 2018, entered into among the Corporation, First Coin Capital Corp., Galaxy Digital LP and Galaxy Digital GP LLC;
(ao)“Primary Stock Exchange” means a Stock Exchange where the majority of the trading volume and value of the Shares has occurred for the five (5) trading days immediately preceding the relevant date;
(ap)“Qualified Institutional Buyer” has the meaning given to that term in Rule 144A under the U.S. Securities Act;
(aq)“Qualified Purchaser” has the meaning given to that term in Section 2(a)(51) of the Investment Company Act;
(ar)“Share” means a share of the Class A common stock of the Corporation;
(as)“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism of the Corporation involving the issuance or potential issuance of securities of the Corporation, but does not include any such arrangement which does not involve the issuance or potential issuance of securities of the Corporation; provided that the term
(at)“Share Compensation Arrangement” will not include any award or similar compensation arrangement relating to the GDH Exchangeable Units or the GDH Exchangeable Units themselves issued in connection with the Plan of Arrangement;
(au)“Shareholders” means holders of Shares;
(av)“Sophisticated Investors” means a person that, at the applicable time of determination, is both an Accredited Investor and either a Qualified Purchaser or a Knowledgeable Employee;
(aw)“Stock Exchange” means TSX, the Nasdaq Global Select Market, or, if the Shares are listed and posted for trading on another stock exchange, the stock exchange(s) on which the Shares are listed or posted for trading;
(ax)“Surrender” has the meaning given to that term in Section 4.1(b);
(ay)“Surrender Notice” has the meaning given to that term in Section 4.1(b);
(az)“Ten Percent Shareholder” means a U.S. Participant who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any subsidiary of the Corporation, as applicable (determined in accordance with Section 422 of the Code);
(ba)“Termination Date” means the date that is designated by the Corporation or a subsidiary, as the case may be, as the last day of the Participant’s employment or term of office with the Corporation (or a subsidiary or an Affiliate), as the case may be; provided that in the case of termination of employment by voluntary resignation by the Participant, such date will not be earlier than the date notice of resignation was given, and, in the case of a termination by the Corporation (or a subsidiary or an Affiliate) without Cause, the date specified in such termination provided further that “Termination Date” specifically does not mean the date on which any notice period that may otherwise be required to be provided to any employee under statutory or common law in Canada or any province thereof would expire;
(bb)“TSX” means the Toronto Stock Exchange.
(bc)“U.S. Participant” means any Participant that is subject to taxation in the United States at the time of a grant;
(bd)“U.S. Person” means any person that is a “U.S. person” as such term is defined in Regulation S of the U.S. Securities Act.
(be)“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended; and
(bf)“Vesting Date” means the date or dates determined in accordance with the terms of the Grant Agreement entered into in respect of such Options (as described in Section 3.3), on and after which a particular Option, or any part thereof, may be exercised, subject to amendment or acceleration from time to time in accordance with the terms hereof or the terms of the Grant Agreement.
1.2Interpretation.
(a)Whenever the Board is to exercise discretion or authority in the administration of the terms and conditions of this Plan, the term “discretion” or “authority” means the sole and absolute discretion of the Board.
(b)In the Plan, words importing the singular will include the plural and vice versa and words importing any gender include any other gender.
(c)Unless otherwise specified in the Participant’s Grant Agreement, all references to money amounts are to United States currency.
(d)As used herein, the terms “Article” and “Section” mean and refer to the specified Article and Section of this Plan, respectively.
(e)The words “including” and “includes” mean “including (or includes) without limitation”.
2.General Provisions.
2.1Administration.
(a)The Board will administer this Plan. Nothing contained herein will prevent the Board from adopting other or additional Share Compensation Arrangements or other compensation arrangements.
(b)Subject to the terms and conditions set forth herein, the Board has the authority: (i) to grant Options to purchase Shares to Eligible Persons; (ii) to determine the terms, including the limitations, restrictions, vesting period and conditions, if any, of such grants; (iii) to interpret this Plan and all agreements entered into hereunder; (iv) to adopt, amend and rescind such administrative guidelines and other rules relating to this Plan as it may from time to time deem advisable; (v) to determine in its discretion who is an Eligible Person; and (vi) to make all other determinations and to take all other actions in connection with the implementation and administration of this Plan as it may deem necessary or advisable. The Board’s guidelines, rules, interpretations and determinations will be conclusive and binding upon the Corporation, its subsidiaries and all Participants, Eligible Persons and their legal, personal representatives and beneficiaries.
(c)Notwithstanding the foregoing or any other provision contained herein, the Board will have the right to delegate the administration and operation of this Plan, in whole or in part, to a committee thereof. For greater certainty, any such delegation by the Board may be revoked or amended at any time at the Board’s sole discretion.
(d)No member of the Board or any person acting pursuant to authority delegated by it hereunder will be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Board and each such person will be entitled to indemnification by the Corporation with respect to any such action or determination.
(e)The Board may adopt such rules or regulations and vary the terms of this Plan and any grant hereunder as it considers necessary to address tax or other requirements of any applicable non-Canadian jurisdiction, including without limitation Sections 422 and 409A of the Code (with respect to Participants who are subject to taxation in the United States).
(f)The Plan will not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Shares or any other securities in the capital of the Corporation other than as specifically provided for in the Plan.
2.2Shares Reserved.
(a)The number of Shares reserved for issuance, in the aggregate, under this Plan will be 45,565,739 Shares, which is equal to an amount that is 15% of the Fully Exchanged Share Capital as of April 30, 2019 (the “Share Cap”).
(b)For further clarity and the avoidance of doubt, following the Expiry, cancellation or other termination of any Options under this Plan, a number of Shares underlying Options so Expired, cancelled or terminated will immediately and automatically become available for issuance in respect of Options that may be subsequently granted under this Plan. In addition, following the exercise of any Options under this Plan, a number of Shares underlying Options so exercised will immediately and automatically become available for issuance in respect of Options that may be subsequently granted under this Plan.
(c)The Corporation will at all times have authorized and reserved for issuance a number of Shares at least equal to the Share Cap.
(d)Notwithstanding any other provision contained herein:
(i)the number of Shares issuable to Insiders, at any time, under this Plan, together with the aggregate number of Shares issuable to Insiders under any other Share Compensation Arrangement, will not exceed 10% of the Fully Exchanged Share Capital;
(ii)the number of Shares issued to Insiders under the Plan, together with the aggregate number of Shares issued to Insiders under any other Share Compensation Arrangement, within a one year period will not exceed 10% of the Fully Exchanged Share Capital; and
(e)If there is a change in the outstanding Shares by reason of any stock dividend or split, or in connection with a reclassification, reorganization or other change of Shares,

consolidation, distribution (other than an ordinary course dividend in cash or Shares, but including for greater certainty shares or equity interests in a subsidiary or business unit of the Corporation or one of its subsidiaries or Affiliates or cash proceeds of the disposition of such a subsidiary, business unit or Affiliate), merger or amalgamation or similar corporate transaction, the Board will make, as it determines in its sole and absolute discretion and subject to any required approval of the Stock Exchange, the appropriate substitution or adjustment in order to maintain the Participants’ economic rights in respect of their Options in connection with such change, including without limitation:
(i)adjustments to the Exercise Price applicable to the Option;
(ii)adjustments to the number of Shares to which a Participant is entitled upon exercise of an Option;
(iii)adjustments permitting the immediate exercise of any outstanding Options that are not otherwise exercisable; and
(iv)adjustments to the number or kind of Shares or other securities reserved for issuance pursuant to the Plan and to the number or kind of Shares or other securities or other property issuable upon the exercise of Options.
Notwithstanding the foregoing, no such adjustment may be made if or to the extent that it would cause an outstanding Option held by a U.S. Participant to cease to be exempt from, or to fail to comply with, Section 409A of the Code.
2.3Amendment and Termination.
(a)The Board may, in its sole discretion, suspend or terminate the Plan at any time or from time to time and/or amend or revise the terms of the Plan or of any Option granted under the Plan and any Grant Agreement relating thereto, provided that such suspension, termination, amendment or revision will:
(i)not adversely alter or impair any Option previously granted except as permitted by the terms of this Plan;
(ii)be in compliance with applicable law and subject to any regulatory approvals including, where required, the approval of the Stock Exchange; or
(iii)be subject to Shareholder approval, where required by law, the requirements of the Stock Exchange or this Plan.
(b)If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force with respect to outstanding Options will continue in effect as long as any such Option or any rights pursuant thereto remain outstanding and, notwithstanding the termination of the Plan, the Board will remain able to make such interpretations and amendments to the Plan or the Options as they would have been entitled to make if the Plan were still in effect.
(c)Subject to Section 2.3(a) and approval of the Stock Exchange, the Board may from time to time, in its discretion and without the approval of Shareholders, make changes to the Plan or any Option that do not require the approval of Shareholders under Section 2.3(d), which may include but are not limited to:
(i)any amendment of a “housekeeping” nature, including without limitation those made to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan regarding administration of the Plan;
(ii)a change to the vesting provisions of the Plan or any Option;
(iii)a change to the effect of termination of a Participant’s employment, contract or office;
(iv)the addition of a form of financial assistance and any amendment to a financial assistance provision which is adopted;
(v)a change to advance the date on which any Option may be exercised under the Plan; and
(vi)an amendment of the Plan or an Option as the Board determines in its sole and absolute discretion to be necessary or advisable to comply with applicable law or the requirements of the Stock Exchange or any other regulatory body having authority over the Corporation, the Plan, the Participants or the Shareholders (including to comply with any guidance issued under Sections 409A or 422 of the Code).
Notwithstanding the foregoing, no such change or amendment may be made if or to the extent that it would cause an outstanding Option held by a U.S. Participant to cease to be exempt from, or to fail to comply with, Section 409A of the Code.
(d)Shareholder approval is required for the following amendments to the Plan:
(i)any increase in the maximum number of Shares that may be issuable from treasury pursuant to Options granted under the Plan (as set out in Section 2.2), other than an adjustment pursuant to Section 2.2(e);
(ii)any reduction in the Exercise Price of an Option held by an Insider after the Option has been granted or any cancellation of such Option and the substitution of that Option with a new Option with a reduced Exercise Price, except in the case of an adjustment pursuant to Section 2.2(e), and, for greater certainty, disinterested Shareholder approval (as defined in the policies of the applicable Stock Exchange) will be required for any such reduction in the Exercise Price of an Option held by an Insider;
(iii)any extension of the maximum Expiry Date of an Option, except in case of an extension due to a black-out period;
(iv)any change to the definition of Eligible Persons;
(v)the method for determining the Exercise Price of Options;
(vi)an amendment to the termination provisions of any Options; and
(vii)any amendment to Section 2.3(c) and Section 2.3(d).
2.4Compliance with Legislation.
(a)The Plan (including any amendments thereto), the terms of the grant of any Option under the Plan, the grant and exercise of any Option and the Corporation’s obligation to sell and deliver Shares upon the exercise of any Option, will be subject to all applicable federal, provincial, state and foreign laws (including the Code, the U.S. Securities Act, the U.S. Securities Exchange Act of 1934 and the Investment Company Act), rules and regulations, the rules and regulations of a Stock Exchange and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required. The Corporation will not be obliged by any provision of the Plan or the grant of any Option hereunder to issue or sell Shares or make any payment to the Option holder (i) in violation of such laws, rules and regulations or any condition of such approvals or (ii) if any such grant, issuance, sale or payment could cause the Corporation to lose its ability to rely on any exemption under any such law, rule or regulation.
(b)No Option will be granted, no Shares will be issued or sold hereunder and no payment will be made to settle any Option exercise, where such grant, issue, sale or payment would require registration of the Plan or of Shares under the securities laws of any foreign jurisdiction, and any purported grant of any Option, any purported issue or sale of Shares hereunder or any payment made hereunder in violation of this provision will be void.
(c)The Corporation will have no obligation to issue any Shares pursuant to this Plan unless upon official notice of issuance such Shares will have been duly listed with a Stock Exchange. Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws and certificates issued pursuant to the exercise of an Option may include the legends required by such applicable securities laws.
(d)If Shares cannot be issued to a Participant upon the exercise of an Option due to legal or regulatory restrictions (including the potential loss of any exemption under applicable law that the Corporation is then relying on), the Corporation will use reasonable efforts to cash settle its obligations under the exercise of such Option on a net basis by making a payment to the Participant in an aggregate amount equal to the sum of the spread value of each exercised Option (less any applicable tax withholdings), where the spread value of an Option is calculated as the Fair Market Value of a Share on the date the Option is exercised less the applicable Exercise Price. If the Corporation is unable to cash settle its settlement obligation for the exercise of such Option due to legal or regulatory restrictions (including the loss of any exemption under applicable law that the Corporation is then relying on), the obligations of the Corporation under that Option will terminate and any funds paid to the Corporation in connection with the exercise of such Option will be returned to the applicable Participant as soon as reasonably practicable.
2.5Effective Time and Termination.
The Plan will be effective at the time (the “Effective Time”) immediately preceding the closing of the arrangement under the provisions of Section 182 of the Business Corporations Act (Ontario) involving the Corporation, First Coin Capital Corp. and Galaxy Digital LP. No Options may be issued under the Plan from and after the later of: (i) the tenth anniversary of the date upon which the Effective Time occurs or (ii) the tenth anniversary of the date shareholders of the Corporation approve the Plan, provided that Options issued prior to such date will remain in effect following such date in accordance with their terms.
2.6Tax Withholdings and Deductions.
Notwithstanding any other provision contained herein, the exercise of each Option granted under this Plan is subject to the condition that if at any time the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require that a Participant pay to the Corporation, in addition to the Exercise Price for the Shares, such amount as the Corporation (or a relevant subsidiary or Affiliate) is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Participant for tax purposes. Subject to applicable law and Section 4.5 Participant may direct a portion of the Shares acquired pursuant to Section 4.1(c) or Section 4.1(b) to be sold by a broker to satisfy withholding obligations and the funds from such sale to be paid to the Corporation (or a relevant subsidiary or Affiliate) to be remitted to the relevant taxing authority. In addition, the Corporation (or a relevant subsidiary or Affiliate) will be entitled to withhold from any amount payable to a Participant, either under this Plan or otherwise, such amount as may be necessary so as to ensure that the Corporation (or a relevant subsidiary or Affiliate) is in compliance with its legal obligations with respect to applicable withholding taxes and/or source deductions relating to the exercise of such Options.
2.7Non-Transferability.
Except as set forth herein, Options are not transferable or assignable. Options may be exercised only:
(a)by the Participant to whom the Options were granted;
(b)with the Board’s prior written approval and subject to such conditions as the Corporation may stipulate (which may include conditions with respect to compliance with applicable securities law), by such Participant’s family or retirement savings trust or any registered retirement savings plans or registered retirement income funds of which the Participant is and remains the annuitant; or
(c)automatically pursuant to the terms applicable to such Options.
A person exercising an Option may subscribe for Shares only on behalf of himself or herself or in the person’s capacity as described in Section 2.7(b).
2.8Participation in this Plan.
(a)No Participant has any claim or right to be granted an Option (including, without limitation, an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan), and the granting of any Option does not and is not to be construed as giving a Participant a right to continued employment or to remain a Consultant, director, officer or employee, as the case may be, of the Corporation (or a subsidiary or an Affiliate of the Corporation). Nothing contained in this Plan or in any Option granted under this Plan will interfere in any way with the rights of the Corporation (or a subsidiary or an Affiliate of the Corporation) in connection with the employment, retention or termination of any such person.
(b)No Participant has any rights or privileges as a shareholder of the Corporation in respect of Shares issuable on the exercise of any Option until the issuance to the Participant of certificates representing such Shares and that person becomes the holder of record of those Shares. The Participant or the Participant’s legal representative will not, by reason of the grant of any Option, be considered to be a shareholder of the Corporation until an Option has been duly exercised and shares have been issued in respect thereof.
(c)The Corporation makes no representation or warranty as to the future market value of the Shares or with respect to any income tax matters affecting the Participant resulting from the grant or exercise of an Option or transactions in the Shares. With respect to any fluctuations in the market price of Shares, neither the Corporation, nor any of its directors, officers, employees, shareholders or agents will be liable for anything done or omitted to be done by such person or any other person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares hereunder or in any other manner related to the Plan. For greater certainty, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no additional Options will be granted to such Participant to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Corporation does not assume responsibility for the income or other tax consequences resulting to the Participant and they are advised to consult with their own tax advisors.
2.9Notice.
Each notice relating to the Option, including the exercise thereof, must be in writing. All notices to the Corporation must be delivered personally, by prepaid registered mail or by email and must be addressed to the Corporate Secretary of the Corporation. All notices to the Participant will be addressed to the principal address of the Participant on file with the Corporation. Either the Corporation or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received: (i) if delivered personally, on the date of delivery; (ii) if sent by prepaid, registered mail, on the fifth Business Day following the date of mailing; or (iii) if sent by email, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic “read receipt” does not constitute acknowledgment of an email for purposes hereof. Any notice given by either the Participant or the Corporation is not binding on the recipient thereof until received.
2.10Right to Issue Other Shares.
The Corporation will not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, issuing further Shares, repurchasing Shares or varying or amending its share capital or corporate structure.
2.11Quotation of Shares.
So long as the Shares are listed on the Stock Exchange, the Corporation must apply to the Stock Exchange for the listing or quotation, as applicable, of the Shares issued upon the exercise of all Options granted under the Plan, however, the Corporation cannot guarantee that such Shares will be listed or quoted on the Stock Exchange or any other stock exchange.
2.12No Fractional Shares.
No fractional Shares will be issued upon the exercise of any Option granted under the Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the exercise of an Option, or from an adjustment permitted by the terms of this Plan, such Participant will only have the right to purchase the next lowest whole number of Shares, and no payment or other adjustment will be made with respect to the fractional interest so disregarded.
2.13Governing Law.
The Plan and any Grants pursuant to the Plan shall be governed by and construed in accordance with the laws of the state of Delaware and applicable federal laws of the United States including the Code. Any reference in the Plan, in any Grant Agreement issued pursuant to the Plan or in any other agreement or document relating to the Plan to a provision of law or rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability. To the extent applicable, with respect to Participants who are US Taxpayers, this Plan shall be interpreted in accordance with the requirements of Section 409A of the Code and the regulations, notices, and other guidance of general applicability issued thereunder.

2.14Arbitration.
(a)Any controversy or claim arising out of or relating to this Plan or any Option granted hereunder, or the breach, termination or validity thereof, will be settled by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules.
(b)The number of arbitrators will be three, one of whom will be appointed by each of the parties and the third of whom will be selected by mutual agreement of the co-arbitrators, if possible, within 30 days of the selection of the second arbitrator and thereafter by the administering authority and the place of arbitration will be New York City, New York, United States of America. The language of the arbitration will be English, but documents or testimony may be submitted in another language if a translation is provided. The arbitration award rendered by the arbitrator(s) will be final and binding on the parties. Judgment on the award may be entered in any court having jurisdiction thereof.
(c)Each party will submit to the arbitrators and exchange with each other, in accordance with a procedure to be established by the arbitrators, a single figure representing the amount the party believes that it should be awarded. The arbitrators will be limited to awarding only one of the two figures submitted.
(d)The parties will keep any such arbitration confidential and will not disclose to any person, other than those necessary to the proceedings, the existence of the arbitration, any information, testimony or documents submitted during the arbitration or received from the other party, a witness or the arbitrator(s) in connection with the arbitration, and any award, unless and to the extent that disclosure is required by law or is necessary for permitted court proceedings, such as proceedings to recognize or enforce an award.
(e)An arbitral tribunal constituted under this Section 2.14 may, at the request of a party to the arbitration proceeding, consolidate the arbitration proceeding with any other arbitration arising under this Plan, if the arbitration proceedings raise common questions of law or fact, and consolidation would not prejudice the rights of any party. If two or more arbitral tribunals under this Plan issue consolidation orders, the order issued by the arbitral tribunal first constituted will prevail.
(f)The arbitrators will award to the prevailing party its costs and expenses, including its reasonable legal fees and other costs of legal representation, as determined by the arbitrators. If the arbitrators determine a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrators may award the prevailing party a corresponding percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.
3.Options.
3.1Grant.
(a)Subject to the provisions of this Plan, the Board may grant Options to any Eligible Person upon the terms, conditions and limitations set forth herein or such other terms, conditions and limitations as the Board may determine and set forth in the Grant Agreement; provided that no Option in respect of which Shareholder approval is required under the rules of the Stock Exchange is granted until the time that such grant has been approved by the Shareholders.
(b)Each proposed grantee of an Option will be deemed to represent and warrant that such person is a Sophisticated Investor as of the Date of Grant.
(c)An Option will be evidenced by a Grant Agreement, signed on behalf of the Corporation.

(d)The grant of an Option to, or the exercise of an Option by, a Participant under the Plan will neither entitle such Participant to receive nor preclude such Participant from receiving subsequently granted Options.
3.2Exercise Price.
An Option may be exercised at a price that will be fixed by the Board at the time that the Option is granted, but in no event will it be less than the Fair Market Value of the Shares on the Date of Grant (the “Exercise Price”). The Exercise Price will be subject to adjustment in accordance with the provisions of Section 2.2(e) hereof. Notwithstanding any of the foregoing, the Exercise Price of each Option granted under the Plan will not be less than the Fair Market Value of a Share on the Date of Grant; provided that, in determining the Fair Market Value of a Share under the Plan in connection with the grant of an Option to a U.S. Participant, the Board will make the determination of Fair Market Value in good faith consistent with the rules of Sections 422 and 409A of the Code and the rules of the Stock Exchange, to the extent applicable.
3.3Vesting.
(a)All Options granted hereunder will vest in accordance with the terms of the Grant Agreement entered into in respect of such Options. The Board has the right to accelerate the date upon which any Option becomes exercisable notwithstanding the vesting schedule set forth for such Option, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration.
(b)Unless otherwise approved by the Board, the vesting of any Options granted hereunder will be suspended and postponed during any period of Authorized Leave and, upon a Participant’s return from such Authorized Leave, the vesting of such Options will be extended by a period equivalent to such period of Authorized Leave provided that any such extension will not extend the Expiry Date of the option. Notwithstanding the foregoing, upon a Participant’s return from an Authorized Leave that was a parental leave, the rate of vesting of such Participant’s Options will be accelerated to twice the rate provided for in the Participant’s Grant Agreement until such time as the Participant holds vested Options in accordance with the original schedule of Vesting Dates provided for in the Participant’s Grant Agreement. For certainty, nothing contained herein will limit the effect of Section 4.3 of the Plan upon the termination of any Participant’s employment or service, and the calculation of the number of Options vested as of a Participant’s Termination Date for purposes thereof will take into account any suspension, postponement or adjustment of the vesting schedule applicable to such Options contemplated by this Section 3.3(b).
4.Exercise & Expiry.
4.1Conditions of Exercise.
(a)Vested Options may only be exercised during the Exercise Period (i) by the Participant, (ii) upon such Participant’s death or Incapacity, by his or her legal representative, for a period that does not exceed one year from the Participant’s death or Incapacity (provided that such legal representative must first deliver evidence satisfactory to the Corporation of authority and qualification to exercise such vested Options, and if Shares cannot be issued due to legal or regulatory restrictions, including because the person exercising the Vested Options is not a Sophisticated Investor at the time of the exercise, the Corporation will, subject to Section 2.4, use reasonable efforts to cash settle its obligations under the exercise of such Option as provided by Section 2.4(d)), or (iii) automatically pursuant to the terms applicable to such Options. Subject to the restrictions set out in this Plan and to any alternative exercise procedure which may be established from time to time by the Board, Options to acquire Shares may be exercised by delivering to the Corporation an

Exercise Notice, together with a bank draft, certified cheque or other form of payment acceptable to the Corporation in an amount equal to the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of the Options and, if required by Section 2.6, the amount necessary to satisfy any source deductions and/or withholding taxes.
(b)In addition, in lieu of exercising any vested Option in the manner described in this Article 4, and pursuant to the terms of this Article 4, a Participant may choose to provide a properly endorsed notice of surrender to the Secretary of the Corporation, substantially in the form of Exhibit “C” to the Grant Agreement (a “Surrender Notice”) pursuant to which the Participant agrees to transfer, dispose and surrender an Option (“Surrender”) to the Corporation and the Participant elects to receive that number of Shares calculated using the following formula:
X = Y * (A-B) / A
Where:
X = the number of Shares to be issued to the Participant
Y = the number of Shares underlying the Options to be Surrendered
A = the Fair Market Value of the Shares as at the date of the Surrender
B = the Exercise Price of such Options plus applicable withholdings and deductions under Section 2.6
(c)The Corporation may determine, in its sole discretion, to provide for a procedure pursuant to which, a Participant may undertake a “cashless exercise” with the assistance of a broker in order to facilitate the exercise of such Participant’s Options. Any such “cashless exercise” procedures may include a sale of such number of Shares as is necessary to raise an amount equal to the aggregate Exercise Price for all Options being exercised by that Participant under an Exercise Notice. The Participant will also comply with Section 2.6 of this Plan with regard to any applicable withholding tax and will comply with all such other procedures and policies as the Corporation may prescribe or determine to be necessary or advisable from time to time in connection with such “cashless exercise.”
(d)Where Shares are to be issued to the Participant pursuant to the terms of this Section 4.1, as soon as practicable following the receipt of the Exercise Notice and, if Options are exercised only in accordance with the terms of Section 4.1(a), the required bank draft, certified cheque or other acceptable form of payment, the Corporation will duly issue such Shares to the Participant as fully paid and non-assessable.
(e)No Shares may be issued to a Participant upon exercise if, as of the date of Exercise, the Participant is not a Sophisticated Investor. In the event that a Participant is not a Sophisticated Investor at the date of exercise, upon exercise, the Corporation will, subject to Section 2.4, use reasonable efforts to cash settle its obligations under the exercise of such Option as provided by Section 2.4(d).
4.2Exercise Period.
(a)The Exercise Period will be determined by the Board in its sole and absolute discretion at the time the Option is granted and:
(i)each Option will Expire not later than five (5) years after the Date of Grant;

(ii)unless otherwise provided in the Participant’s Grant Agreement, the Exercise Period will be automatically reduced or the Expiry Date postponed in accordance with this Article 4 upon the occurrence of any of the events referred to herein; and
(iii)unless otherwise provided in the Participant’s Grant Agreement, no Option in respect of which Shareholder approval is required under the rules of the Stock Exchange will be exercisable until the time that such Option has been approved by the Shareholders.
(b)Notwithstanding any other provision of the Plan, if the Expiry Date of an Option falls on a date upon which such Participant is prohibited from exercising such Option due to a blackout period or other trading restriction imposed by the Corporation pursuant to its internal trading policies, then the Expiry Date of such Option will be automatically extended to the tenth (10th) Business Day following the date the relevant black-out period or other trading restriction imposed by the Corporation is lifted, terminated or removed; provided, however, that notwithstanding the foregoing, the Expiry Date of an Option will in no case extend beyond the fifth (5th) anniversary of the date on which it is granted.
4.3Termination Date.
(a)Subject to Section 4.2, unless otherwise provided in the Participant’s Grant Agreement, employment agreement or consulting agreement:
(i)if, at any time, a Participant ceases to be a full-time employee of the Corporation or an Affiliate or subsidiary as a result of the Participant’s death or Incapacity, then, as of the Termination Date, (1) any outstanding, unvested Options granted to such Participant will immediately vest, (2) all outstanding, vested Options granted to such Participant for which the applicable Exercise Price is less than the Fair Market Value of a Share (“In the Money Options”) on the Termination Date will be immediately exercised in accordance with the procedures specified in Section 4.1 (or Section 4.1(e), if applicable) or forfeited by the Participant and (3) all vested Options granted to such Participant for which the applicable Exercise Price is equal to or greater than the Fair Market Value of a Share on the Termination Date will Expire and be of no further force or effect whatsoever;
(ii)if, at any time, a Participant ceases to be a full-time employee of the Corporation or an Affiliate or subsidiary as a result of the Participant’s termination for Cause, then, as of the Termination Date, all outstanding Options granted to such Participant, whether vested or unvested, will Expire and be of no further force or effect whatsoever and such Participant will no longer be eligible for a grant of Options;
(iii)if, at any time, a Participant ceases to be a full-time employee of the Corporation or an Affiliate or subsidiary as a result of the Participant’s resignation without Good Reason, then, as of the Termination Date, (1) all outstanding, vested Options granted to such Participant that are In the Money Options as of the Termination Date will be immediately exercised in accordance with the procedures specified in Section 4.1 (or Section 4.1(e), if applicable) or forfeited by the Participant and (2) all unvested Options and all vested Options that are not In the Money Options as of the Termination Date granted to such Participant will Expire and be of no further force or effect whatsoever; and
(iv)if, at any time, a Participant ceases to be a full-time employee of the Corporation or an Affiliate or subsidiary as a result of the Participant’s termination without Cause or the Participant’s resignation for Good Reason, then, as of the Termination Date, (1) the tranche of Options granted to that Participant that is scheduled to vest on the next vesting date will vest, (2) all outstanding, vested Options granted to such Participant that are In the Money Options as of the Termination Date will be immediately exercised in accordance with the procedures specified in Section 4.1 (or Section 4.1(e), if applicable) or forfeited by the Participant and (3) all unvested Options and all vested Options that are not In the Money Options as of the Termination Date granted to such Participant will Expire and be of no further force or effect whatsoever.
(b)Notwithstanding any other provisions of this Section 4.3, the Board may extend the expiration date of vested and unvested Options of a Participant beyond the Expiry Dates set out above, provided that such extended dates are not later than the initial assigned maximum Expiry Date of any such Option.
(c)Notwithstanding any other provisions of a Participant’s Grant Agreement, employment agreement or consulting agreement, any Option granted to a director, employee or Consultant that has not Expired on the last day of the twelfth month following the director, employee or Consultant ceasing to be in that role will automatically Expire.
4.4Change of Control.
(a)Notwithstanding anything else in any Grant Agreement or this Plan, the Board has the right to provide for the conversion or exchange of any outstanding Options into or for options, rights or other securities in any entity participating in or resulting from a Change of Control, cash or other property. In the event of a Change of Control where all Options are settled for an amount (as determined in the sole discretion of the Board) of cash or securities, the Board may, in its sole discretion, terminate any Option for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change of Control transaction without payment of consideration therefor.
(b)Upon the Corporation entering into an agreement relating to a transaction which, if completed, would result in a Change of Control, or otherwise becoming aware of a pending Change of Control, the Corporation will give written notice of the proposed Change of Control to the Option holders, together with a description of the effect of such Change of Control on outstanding Options, not less than seven (7) days prior to the closing of the transaction resulting in the Change of Control.
(c)The Board may, in its sole discretion, accelerate the vesting and/or the Expiry Date of any or all outstanding Options to provide that, notwithstanding the vesting provisions of such Options or any Grant Agreement, such designated outstanding Options will be fully vested and conditionally exercisable upon (or prior to) the completion of the Change of Control provided that the Board will not, in any case, authorize the exercise of Options pursuant to this Section 4.4(c) beyond the Expiry Date of the Options. If the Board elects to accelerate the vesting and/or the Expiry Date of the Options, then if any of such Options are not exercised within seven (7) days after the Option holders are given the notice contemplated in Section 4.4(b) (or such later Expiry Date as the Board may prescribe), such unexercised Options will, unless the Board otherwise determines, terminate and Expire following the completion of the proposed Change of Control. If, for any reason, the Change of Control does not occur within the contemplated time period, the acceleration of the vesting and the Expiry Date of the Options will be retracted and vesting will instead revert to the manner provided in the Grant Agreement.
(d)To the extent that the Change of Control would also result in a capital reorganization, arrangement, amalgamation or reclassification of the share capital of the Corporation and the Board does not accelerate the vesting and/or the Expiry Date of Options pursuant to Section 4.4(c), the Corporation will make adequate provisions to ensure that, upon completion of the proposed Change of Control, the number and kind of shares subject to outstanding Options and/or the Exercise Price per share of Options will be appropriately adjusted (including by substituting the Options for options to acquire securities in any successor entity to the Corporation) in such manner as the Board considers equitable to prevent substantial dilution or enlargement of the rights granted to Option holders; provided that no such adjustment may be made if or to the extent that it would cause an outstanding Option held by a U.S. Participant to cease to be exempt from, or to fail to comply with, Section 409A of the Code. The Board may make changes to the terms of the Options or the Plan to the extent necessary or desirable to comply with any rules, regulations or policies of any stock exchange on which any securities of the Corporation may be listed, provided that the value of previously granted Options and the rights of Option holders are not materially adversely affected by any such changes.
(e)Notwithstanding anything else to the contrary herein, in the event of a potential Change of Control, the Board will have the power, in its sole discretion, to modify the terms of this Plan and/or the Options (including, for greater certainty, to cause the vesting of all unvested Options) to assist the Participants to tender into a take-over bid or other transaction leading to a Change of Control. For greater certainty, in the event of a take-over bid or other transaction leading to a Change of Control, the Board will have the power, in its sole discretion, to permit Participants to conditionally exercise their Options, such conditional exercise to be conditional upon the take-up by such offeror of the Shares or other securities tendered to such take-over bid in accordance with the terms of such take-over bid (or the effectiveness of such other transaction leading to a Change of Control). If, however, the potential Change of Control referred to in this Section 4.4(e) is not completed within the time specified therein (as the same may be extended), then notwithstanding this Section 4.4(e) or the definition of “Change of Control”: (i) any conditional exercise of vested Options will be deemed to be null, void and of no effect, and such conditionally exercised Options will for all purposes be deemed not to have been exercised; (ii) Shares which were issued pursuant to exercise of options which vested pursuant to this Section 4.4 will be returned by the Participant to the Corporation and reinstated as authorized but unissued Shares; and (iii) the original terms applicable to Options which vested pursuant to this Section 4.4 will be reinstated.
(f)If, in connection with a Change of Control, any Options remain outstanding or are substituted, converted or exchanged as permitted by this Section 4.4, then upon a termination of a Participant’s employment with the Corporation or an Affiliate or subsidiary without Cause within two years following such Change of Control, any such Options (or substituted, converted or exchange award, if applicable) granted to such Participant that are outstanding as of such Termination Date will vest in full, and (1) all such Options that are In the Money Options as of the Termination Date will be immediately exercised in accordance with Section 4.1 (or Section 4.1(e), if applicable) or forfeited by the Participant and (2) all such Options that are not In the Money Options as of the Termination Date will Expire and be of no further force or effect whatsoever.
4.5Shares Issued Upon Exercise.
(a)Shares issued pursuant to the exercise of an Option may only be issued to a person that is a Sophisticated Investor at the time of issuance; provided that, in the case of the exercise of an Option upon the death of an Option holder, the automatic exercise pursuant to Section 4.3(a)(i) will be deemed to be made at the time such Option holder was an employee of the Corporation or any Affiliate or subsidiary thereof.
(b)Any Shares issued upon exercise of an Option will be issued in certificated form.
(c)The Shares issued upon exercise of an Option will be restricted shares meaning that such Shares may only be transferred by the Participant (or any other person receiving such Shares upon Exercise of an Option) in the follow ways:
(i)The Shares may be transferred to a person that is simultaneously an Accredited Investor, a Qualified Purchaser and a Qualified Institutional Buyer in a

transaction that is not subject to registration under the U.S. Securities Act or any other applicable securities laws in a minimum amount of US$250,000; or
(ii)The Shares may be transferred in a transaction that qualifies as an “offshore transaction” as defined in Regulation S under the U.S. Securities Act.
Any other transfer of such Shares will be void.
(d)Prior to any transfer of Shares pursuant to Section 4.5(c)(i), both the transferor and transferee will deliver letters to the Corporation in the forms to be determined by the Board in its sole discretion (expected to be materially consistent with similar letters to be delivered with respect to the transfer of Shares represented by certificates to other investors that are U.S. Persons).
(e)Prior to any transfer of Shares pursuant to Section 4.5(c)(ii), the transferor will deliver a letter to the Corporation substantially in the form to be determined by the Board in its sole discretion (expected to be materially consistent with similar letters to be delivered with respect to the transfer of Shares represented by certificates to other investors that are U.S. Persons).
(f)Each certificate issued pursuant to the exercise of an Option will include a legend to be determined by the Board in its sole discretion (expected to be materially consistent with legends included on certificates representing Shares issued to other investors that are U.S. Persons), which may only be removed if and upon being transferred pursuant to Section 4.5(c)(ii).
5.Options Granted to U.S. Participants.
5.1Grants to U.S. Participants.
(a)Options granted to U.S. Participants will be subject to the additional terms and conditions in Section 5. Options may be granted under the Plan to U.S. Participants either as Incentive Stock Options or as Non-Qualified Options, subject to any applicable restrictions or limitations as provided under applicable law.
(b)Each U.S. Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S. Participant in connection with the Plan (including any taxes and penalties under Section 409A), and neither the Corporation nor any Affiliate of the Corporation will have any obligation to pay, indemnify or otherwise hold such U.S. Participant (or any beneficiary) harmless from any or all of such taxes or penalties.
(c)Each recipient of an Option hereunder who is or who becomes a U.S. Participant is advised to consult with his or her personal tax advisor with respect to the tax consequences under federal, state, local and other tax laws of the receipt and/or exercise of an Option hereunder.
5.2Section 409A of the Code.
All Options granted under the Plan to U.S. Participants are intended to be exempt from Section 409A of the Code and will be interpreted, administered and construed to comply with and preserve such exemption; provided, that for purposes of determining whether the Corporation is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code, the 20% ownership test under Treasury Regulations Section 1.409A-1(b)(5)(iii)(E)(1) will be applied for determining the existence of a controlling interest. The Board will have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Grant Agreement with respect to an Option, the Plan will govern.
5.3Incentive Stock Options.
(a)Subject to Section 2.2(a), Incentive Stock Options may be granted with respect to a maximum fixed amount equal to 20% of the Shares reserved for issuance under the Plan at the Effective Time (subject to adjustment pursuant to Section 2.2(e) of the Plan).
(b)To the extent that the aggregate fair market value (determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the U.S. Participant under all Share Compensation Arrangements of the Corporation and/or its Affiliates (if applicable) exceeds US$100,000 during any calendar year, the Options or portions thereof that exceed such limit (according to the order in which they are granted) will constitute Non-Qualified Options in accordance with Section 422(d) of the Code or any successor thereto, notwithstanding any contrary provision of the Plan and/or Grant Agreement.
(c)If a U.S. Participant sells or otherwise disposes of any of the Shares acquired pursuant to an Incentive Stock Option on or before the later of (i) the date two years after the date the Option is granted or (ii) the date one year after the transfer of such Shares to the U.S. Participant upon exercise of the Incentive Stock Option, the U.S. Participant will notify the Corporation in writing within 30 days after the date of any such disposition and will remit to the Corporation or its Affiliate, as applicable, the amount of any applicable federal, state, provincial and local withholding and employment taxes which the Corporation is required to collect (if any).
(d)In the event of a corporate transaction requiring the adjustment of an Option held by a U.S. Participant, the number of Shares deliverable on the exercise of an Option held by a U.S. Participant and the Exercise Price of an Option held by a U.S. Participant will be adjusted in a manner intended to keep the Options exempt from Section 409A of the Code and to comply with Section 422 of the Code, if applicable, in the case of an Incentive Stock Option.
(e)If any Incentive Stock Options are granted under the Plan to a U.S. Participant who is, at the time of the grant of such Option, a Ten Percent Shareholder, then the per share price at which Shares may be purchased upon the exercise of such Incentive Stock Option will be no less 110% of the fair market value of a Share at such time as the Option is granted (as determined under the applicable provisions of the Code).
(f)Subject to the provisions of Section 5.2(e) and Section 4.2(a)(i), and applicable requirements for securityholder approval, no Incentive Stock Option may be granted hereunder to a U.S. Participant following the expiry of ten (10) years after the date on which the Plan is adopted by the Board.

SCHEDULE “A”
STOCK OPTION GRANT AGREEMENT
This agreement (the “Grant Agreement”) evidences the Options granted by the Corporation to the undersigned (the “Participant”), pursuant to and subject to the terms of the Amended and Restated Stock Option Plan, as amended form time to time (the “Plan”), which is incorporated herein by reference. The Schedules attached to this Stock Option Grant Agreement will form an integral part of this Stock Option Grant Agreement.
The Corporation hereby grants to the Participant on the Date of Grant such number of Options as set forth in the attached Schedule “A”, as may be amended from time to time, with each Option representing the right to purchase, on the terms provided herein and in the Plan (including, without limitations, the applicable exercise provisions), a Share with an Exercise Price per Share as set forth in the attached Schedule “A”, as may be amended from time to time, in each case subject to adjustment in accordance with the provisions of the Plan.
1.Interpretation.
(a)Capitalized terms used herein and not otherwise defined will have the meanings given to them in the Plan.
(b)Words importing the singular will include the plural and vice versa and words importing any gender include any other gender.
(c)Unless otherwise specified herein, all references to money amounts are to United States currency.
(d)The words “including” and “includes” mean “including (or includes) without limitation”.
2.Vesting.
2.1Options.
Unless earlier terminated, relinquished or expired, Options granted pursuant to this Grant Agreement will vest in accordance with the provisions set forth in the attached Schedule “A” as may be amended from time to time and in accordance with Section 4.3 of the Plan, as applicable.
3.General Provisions.
3.1Participation in the Plan.
No Participant has any claim or right to be granted an Option (including, without limitation, an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan), and the granting of any Option is not to be construed as giving a Participant a right to continued employment or to remain a Consultant, director, officer or employee, as the case may be, of the Corporation or an Affiliate of the Corporation. Nothing contained in this Grant Agreement or the Plan will interfere in any way with the rights of the Corporation or an Affiliate of the Corporation in connection with the employment or termination of any such person. Upon any such termination, a Participant’s rights to exercise Options will be subject to restrictions and time limits for the exercise of Options. Complete details of such restrictions are set out in the Plan, and in particular in Article 4 thereof (except to the extent that such provisions are varied in accordance with Schedule “A” hereto). The Participant hereby agrees that any rule, regulation or

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determination, including the interpretation by the Board of the Plan, the Option granted hereunder and the exercise thereof, is final and conclusive for all purposes and binding on all persons including the Corporation and the Participant.
3.2Representations and Warranties.
Participant must execute this Grant Agreement and agree to be bound by its terms and the terms of the Plan. By doing so, Participant represents and warrants to the Corporation that:
(a)This Grant Agreement, when executed and delivered, will constitute his or her valid and binding agreement enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or other laws affecting creditors’ rights generally or by equitable principles;
(b)The Participant is a Sophisticated Investor;
(c)The Participant is investing in the Corporation for his or her own account, for investment and not with a view to resale or distribution in violation of the U.S. Securities Act or other applicable securities law;
(d)The Participant has such knowledge and experience in financial and investment matters and in other business matters that he or she is capable of evaluating the merits and risks of an investment in the Corporation;
(e)The Participant’s financial condition is such that he or she has no need for liquidity with respect his or her investment in the Corporation and no need to dispose of it to satisfy any existing or contemplated undertaking or indebtedness;
(f)The Participant has a business relationship with the Corporation that is of a nature to make him or her aware of the business and financial circumstances of the Corporation;
(g)The Participant understands that his or her investment in the Corporation is a speculative investment that involves a high degree of risk of loss (or of never having any value), and acknowledges that he or she has adequate means of providing for his or her current needs and possible contingencies and are financially able to withstand the loss of the entire value of his or her investment in the Corporation (or, again, its never having any value); and
(h)The Participant understands and acknowledges that the he or she has conducted his or her own investigation of the Corporation; that the Corporation has provided the opportunity to ask questions and receive answers concerning the terms and conditions of the Participant’s investment, and the Participant has had access to such information concerning the Corporation and any other matters as the Participant has considered necessary or appropriate in connection with its investment decision, and any answers to questions and any request for information have been complied with to the Participant’s satisfaction.
3.3Consent
The undersigned hereby consents to the collection, use and disclosure of Personal Information, which means any information about an identifiable individual, of the undersigned if and as required by the rules of the applicable Stock Exchange on which the Shares are then listed and posted for trading.

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3.4Binding Agreement.
The exercise of the Options granted hereby, issuance of Shares and ownership of the Shares are subject to the terms and conditions of the Plan (all of which are incorporated into and form part of this Grant Agreement) and this Grant Agreement, including the transfer restrictions set forth in the Plan. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors (including any successor by reason of amalgamation of any party) and permitted assigns.
3.5Governing Law.
The Plan and any Grants pursuant to the Plan shall be governed by and construed in accordance with the laws of the state of Delaware and applicable federal laws of the United States including the Code.
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By acceptance of these Options, the undersigned acknowledges receipt of the Plan text and agrees hereby to be subject and bound to the terms of the Plan. The undersigned further acknowledges and agrees that the Participant’s abovementioned participation is voluntary and has not been induced by expectation of engagement, appointment, employment, continued engagement or continued employment, as the case may be.
Accepted and agreed to this _____ day of ______________, _______.

Corporation:	GALAXY DIGITAL INC.
By:
Name:
Title:

Participant:
Signature of Option Holder

Signature of Option Holder (Please Print)

Address:

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EXHIBIT “A”
OPTION GRANT

Participant:	[]
Number of Options	[]
Exercise Price:	[]
Date of Grant:	[]
Vesting Schedule	[]
Expiry Date[1]	[]
Type of Option[2]	[Incentive Stock Option/Non-Qualified Option]
1    Include here any provisions with respect to the expiry of vested/unvested options that would depart from Section 4.3 of the Plan (i.e., the impact of certain events on the vesting/exercise period, including termination for cause, voluntary resignation, termination other than for cause, termination upon a change of control, and retirement, death or disability).
2     Add for U.S. Participants.

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EXHIBIT “B”
ELECTION TO EXERCISE STOCK OPTIONS
TO:                 GALAXY DIGITAL INC. (the “Corporation”)
The undersigned option holder hereby elects to exercise Options granted by the Corporation to the undersigned pursuant to a Grant Agreement dated __________, 20______ under Stock Option Plan (the “Plan”), for the number Shares set forth below. Capitalized terms used herein and not otherwise defined will have the meanings given to them in the Plan.

Number of Shares to be Acquired:
Option Exercise Price (per Share):	$
Aggregate Purchase Price:	$
Amount enclosed that is payable on account of any
source deductions and/or withholding taxes relating to this Option exercise (contact the Corporation for details of such amount):

Or check here if alternative arrangements have been made with the Corporation;

and hereby tenders a certified cheque, bank draft or other form of payment confirmed as acceptable by the Corporation for such aggregate purchase price, and, if applicable, all Source Deductions, and directs such Shares to be registered in the name of
I hereby agree to file or cause the Corporation to file on my behalf, on a timely basis, all insider reports and other reports that I may be required to file under applicable securities laws. I understand that this request to exercise my Options is irrevocable.
DATED this _______day of __________, ______.

Signature of Option Holder

Name of Option Holder (Please Print)

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EXHIBIT “C”
SURRENDER NOTICE
TO:    GALAXY DIGITAL INC. (the “Corporation”)
The undersigned option holder hereby elects to transfer, dispose and surrender _____ Options granted by the Corporation to the undersigned pursuant to a Grant Agreement dated ____________, 20___ under the Stock Option Plan (the “Plan”) to the Corporation in exchange for Shares as calculated in accordance with Section 4.1(b) of the Plan. Capitalized terms used herein and not otherwise defined will have the meanings given to them in the Plan.
Please issue a certificate or certificates representing the Shares in the name of:

I hereby agree to file or cause the Corporation to file on my behalf, on a timely basis, all insider reports and other reports that I may be required to file under applicable securities laws. I understand that this request to exercise my Options is irrevocable.
DATED this _______day of __________, ______.

Signature of Option Holder

Name of Option Holder (Please Print)

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